                                                          EXHIBIT 22(d)(3)(e)(1)

                                    EXHIBIT A
                              SUBADVISORY AGREEMENT
           BETWEEN GARTMORE VARIABLE INSURANCE TRUST, GARTMORE MUTUAL
           FUND CAPITAL TRUST AND MORGAN STANLEY INVESTMENT MANAGEMENT
                              EFFECTIVE MAY 1, 2004

          Funds of the Trust                         Subadvisory Fees
--------------------------------------    --------------------------------------
Van Kampen GVIT Multi Sector Bond Fund    0.30% on Subadviser Assets
                                          up to $200 million

                                          0.25% for Subadviser Assets
                                          of $200 million and more

GVIT Small Company Fund                   0.60% of the average daily net assets
                                          of the Subadviser

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